RELEASE IMMEDIATELY

Contact:   Frank Cinatl                                                              (888) ABATIX-X (222-8499)                                         fcinatl@abatix.com

ABATIX CORP. REPORTS 8% REVENUE DECREASE FOR FIRST QUARTER

DALLAS, TEXAS, MAY 7, 2003 ... ABATIX CORP. (NASDAQ ABIX) today announced revenues for the three months ended March 31, 2003 of $12,850,000 decreased 8% from revenues of $13,951,000 for the first quarter of 2002. Earnings before the cumulative effect of change in accounting principle were $116,000 or $.07 per share for the first quarter of 2003 which decreased 46% from 2002 first quarter earnings before the cumulative effect of change in accounting principle of $215,000 or $.13 per share. The adoption of Financial Accounting Standard Board’s Statement No. 142 (“Statement 142”) on January 1, 2002 resulted in a non-cash charge of $492,000, net of tax. Therefore, the Company reported a net loss of $277,000 or $.16 per share for the first quarter of 2002 compared to net earnings of $116,000 or $.07 per share for the first quarter of 2003. The decrease in revenue from 2002 is attributable to the reduction of mold remediation revenue in 2003. The increase in net income is due to the non-recurring Statement 142 charge of $492,000 in the first quarter of 2002.

Mr. Terry W. Shaver, President, stated, "On May 16th, we will be celebrating twenty years in business. During the past twenty years we have faced many opportunities and met many challenges. The meteoric rise and subsequent flattening of the growth curve in the asbestos abatement industry is in an example of a past opportunity and challenge. In 2001, we saw an opportunity in the restoration industry, in particular as it relates to mold remediation and today we face a challenge from this industry. Sales began to decline in the latter part of the fourth quarter and have continued through the first four months of 2003. This slowdown is primarily due to the change in insurance coverage for mold claims, which had a negative impact on mold related jobs. Based on this information, we anticipate a decline in year over year sales for 2003 to this industry."

Mr. Shaver continued, "Along with the decline in sales related to mold remediation, the uncertainty in the business community about the impact of the war in Iraq has also had a negative impact on our first quarter revenues. However, we are pleased with some growth in industrial safety revenues and remain optimistic about the domestic preparedness industry as our domestic preparedness sales force began calling on customers in March. We are now a full resource to the domestic preparedness marketplace. Not only are we providing the products needed for the first responders and the private sector, but we are offering necessary consulting and training services. Our services include assessing threats and vulnerabilities and developing and implementing emergency management plans. Although the sales cycle for this industry is longer than most other industries we serve, we are encouraged by some early successes."

Mr. Shaver concluded, "To maximize value for the Company, we are adjusting selling, general and administrative costs to reflect the declining revenues from mold related jobs as well as the potential growth in domestic preparedness product sales. We are thankful and excited to be celebrating our twentieth year in business and will address our current challenges as we have in the past by continuing to explore opportunities without losing focus that we must remain profitable."

Except for the historical information contained herein, the matters set forth in this release are forward looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: the continued long-term impact of the September 11, 2001 tragic events on the commercial construction, industrial manufacturing and domestic preparedness markets, the long-term effects of the war in Iraq on the U.S. economy, the long-term impact of insurance coverage on mold remediation, adverse weather conditions, inability to hire and train quality people or retain current personnel, changes in interest rates and strong or increased competition. In addition, increases in oil prices or shortages in oil supply could significantly impact the Company’s petroleum based products and its ability to supply those products at a reasonable price.

ABATIX CORP. is a full line supplier to the construction tool, industrial safety and environmental supply industries. The Company currently has seven distribution centers in Dallas and Houston, Texas, in San Francisco and Los Angeles, California, in Phoenix, Arizona, in Seattle, Washington and in Las Vegas, Nevada. These distribution centers serve customers throughout the Southwest, Midwest, Pacific Coast, Alaska and Hawaii.

- more -

ABATIX CORP.

SELECTED FINANCIAL INFORMATION

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Net sales	$12,850,036	$13,950,623
Cost of sales	9,066,684	9,927,230
Gross profit	3,783,352	4,023,393

Selling, general and administrative expenses	3,528,564	3,621,709
Operating profit	254,788	401,684
Other expense, net	46,026	55,515
Earnings before income taxes	208,762	346,169
Income tax expense	92,785	131,300
Earnings before cumulative effect of
change in accounting principle	115,977	214,869
Cumulative effect of change in
accounting principle, net of tax $327,900	-	(491,941)
Net earnings (loss)	$115,977	$(277,072)

Basic and diluted earnings per share:
Earnings before cumulative effect of change in accounting principle	$.07	$.13
Cumulative effect of change in accounting principle	-	(.29)
Net earnings (loss)	$.07	$(.16)

Basic and diluted weighted average shares outstanding	1,711,148	1,711,148

	As of
	March 31,	March 31,
	2003	2002
Current assets	$14,927,318	$15,579,427
Total assets	$16,430,481	$17,129,903
Current liabilities	$7,623,644	$8,439,043
Total stockholders' equity	$8,806,837	$8,690,860

###